                                                                    EXHIBIT 99.1
[AASTROM BIOSCIENCES INC LETTERHEAD]
P.O. Box 376 - Ann Arbor, Michigan 48106 - Ph: 734-930-5555 - Fax: 734-665-0485

FOR IMMEDIATE RELEASE

CONTACTS:  Kris M. Maly or Becky Anderson                  Kevin McGrath
           Investor Relations Department                   Cameron Associates
           Aastrom Biosciences, Inc.                       (212) 245-4577
           (734) 930-5777

                 AASTROM BIOSCIENCES, INC. REPORTS THIRD QUARTER
                       FISCAL YEAR 2005 FINANCIAL RESULTS

ANN ARBOR, MICHIGAN, MAY 6, 2005 -- Aastrom Biosciences, Inc. (Nasdaq: ASTM) today reported financial results for the third fiscal quarter ended March 31, 2005. The Company also reported several achievements of the last quarter, both clinically and operationally. For the quarter ended March 31, 2005, these achievements included:

      -     Clinical progress:

            o Expanded U.S. Phase I/II clinical trial of the Company's Tissue Repair Cell (TRC) product for severe long bone fractures to include a third and fourth site: the Department of Orthopedic Surgery at William Beaumont Hospital, Royal Oak, MI and Lutheran Medical Center, Brooklyn, NY

            o Achieved first FDA-required clinical benchmark for our Phase I/II U.S. clinical trial of the Company's TRC product intended for the treatment of severe long bone fractures. Successfully met clinical safety endpoint for TRCs when used in bone graft indications, which permits the Company to now treat appendicular, or fresh, non-union fractures, opening the trial to a larger patient population

            o Completed enrollment in our lead feasibility study for use of TRCs in jaw bone reconstruction for sinus lifts associated with dental implants, initiated in Barcelona, Spain

      -     Patent award:

            o Received patent from the U.S. Patent and Trademark Office that provides expanded coverage for the Company's proprietary single-pass perfusion technology to cover enhancing the biological functionality of human dendritic cells produced in cell culture

      -     New board member:

            o Announced appointment of Warren "Chaunce" Bogard, Jr., Ph.D., to the Company's Board of Directors. Dr. Bogard is founder and President of Bogard & Associates, a consulting firm dedicated to assisting emerging biotechnology and healthcare companies in general management, strategic planning, business development and new product marketing

"We are continuing to achieve the operational milestones necessary to move our technology toward the marketplace. In doing so, Aastrom is proactively differentiating itself within the tissue regeneration sector, driven by our ongoing clinical advancement," said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. "In addition, we continue to build and strengthen the Aastrom team, and are very excited to have Dr. Bogard as the newest member of our Board of Directors."


                                     -more-

                                               Aastrom- 3rd Q FY2005 Fin Results
                                                                     May 6, 2005
                                                                          Page 2


FISCAL YEAR 2005 THIRD QUARTER ENDED MARCH 31, 2005 RESULTS

Total revenues for the quarter ended March 31, 2005, consisting of grant funding and product sales and rentals, were $252,000 compared to $416,000 for the same period in fiscal year 2004. Total revenues for the nine months ended March 31, 2005 were $0.8 million compared to $1.1 million for the same period in fiscal year 2004.

Grant revenues decreased for the quarter and nine months ended March 31, 2005 to $102,000 and $436,000, respectively, from $331,000 and $1.0 million for the same periods in fiscal year 2004. Grant revenues have decreased from the prior year as a result of reduced grant program activities; however, we continue to pursue grant-funded programs.

Product sales and rentals increased to $150,000 and $377,000 for the quarter and nine months ended March 31, 2005, respectively, from $10,000 and $45,000 for the same periods in fiscal year 2004. The increase is due to increased volume of therapy kit sales for clinical trials and research by others, and revenue from the sale of an AastromReplicell(R) System that was delivered in the first quarter of fiscal year 2005, recognized in this quarter, offset by a terminated rental revenue source of $10,000 and $30,000 for the quarter and nine months, respectively. Rental revenue is not expected in the future, subject to market conditions. In addition, we plan to limit our marketing efforts promoting the AastromReplicell System as a stand-alone product; rather we are focusing on utilizing the AastromReplicell System technology to support our TRC development programs. At such time as we satisfy applicable regulatory approval requirements, we expect that sales of our TRCs and related cell-based products will constitute nearly all of our product sales revenues.

Net loss for the quarter ended March 31, 2005 was $3.3 million, or $.03 per share, compared to a net loss of $2.5 million, or $.03 per share for the same period in fiscal year 2004. Net loss for the nine months ended March 31, 2005, was $8.5 million, or $.09 per share, compared to $7.7 million or $.11 per share for the same period in fiscal year 2004.

Total costs and expenses for the quarter ended March 31, 2005 were $3.8 million compared to $2.9 million for the same period in fiscal year 2004. Total costs and expenses for the nine months ended March 31, 2005 were $9.6 million, compared to $8.9 million for the same period in fiscal year 2004.

Research and development expenses for the quarter ended March 31, 2005 increased to $2.1 million, from $1.7 million for the same period in fiscal year 2004. Research and development expenses for the nine months ended March 31, 2005 increased to $5.3 million, compared to $4.5 million for the same period in fiscal year 2004. This increase reflects our increased research activities to support regulatory submission approvals and anticipated product registrations, product development activities in the area of tissue regeneration, development of product distribution processes, and our ongoing and planned bone grafting clinical trials in the United States and the EU.

Selling, general and administrative expenses increased to $1.6 million for the quarter ended March 31, 2005, compared to $1.3 million for the same period in fiscal year 2004. This increase is due to additional consulting and pre-marketing activities in the United States and internationally, as well as increased costs required for financial internal controls compliance and certification. Selling, general and administrative expenses were $4.2 million for the nine months ended March 31, 2005, unchanged from the same period in fiscal year 2004.

The cost of product sales and rentals increased to $77,000 for the quarter ended March 31, 2005, from $5,000, and increased to $131,000 for the nine months ended March 31, 2005 from $22,000 for the same periods in fiscal year 2004. These increases were due to an increase in volume of product sales.


                                     -more-

                                               Aastrom- 3rd Q FY2005 Fin Results
                                                                     May 6, 2005
                                                                          Page 3

At March 31, 2005, the Company had $35.4 million in cash, cash equivalents and short-term investments as compared to $16.9 million in cash and cash equivalents at June 30, 2004.

AASTROM CONFERENCE CALL INFORMATION

R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman, and Alan M. Wright, Senior Vice President Administrative & Financial Operations and Chief Financial Officer of Aastrom Biosciences, Inc., will review and discuss the third quarter fiscal year 2005 financial results and the Company's recent progress and future goals today, May 6, 2005, at 11:00 a.m. (ET) when they will host a conference call. Interested parties should call (785) 832-0326, or toll-free (877) 707-9628, fifteen minutes before the start of the call to register and identify themselves as registrants of the 'Aastrom Conference Call'. The call will be simulcast on the web at http://phx.corporate-ir.net/playerlink.zhtml?c=85924&s=wm&e=1054502, and archived for replay at the same site for 90 days.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing patient-specific products for the repair or regeneration of human tissues, utilizing the Company's proprietary adult stem cell technology. Aastrom's strategic position in the tissue regeneration sector is enabled by its proprietary Tissue Repair Cells
(TRCs), a mix of bone marrow-derived adult stem and progenitor cells, and the AastromReplicell(R) System, an industry-unique automated cell production platform used to produce cells for clinical use. TRCs are the core component of the products Aastrom is developing for severe bone fractures, ischemic vascular disease, jaw reconstruction and spine fusion, with Phase I/II level clinical trials active in the U.S. and EU for some of these indications.

For more information, visit Aastrom's website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, intended product development and commercialization objectives, the expected adequacy of capital resources to support planned activities, expected milestones, anticipated components of revenue, plans for the current fiscal year and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "intend," "planned," "planning," "should," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, the availability of resources and the allocation of resources among different potential uses. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                          -- Financial Table Follows --




                                     -more-

                            AASTROM BIOSCIENCES, INC.
                                   (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                            Quarter ended March 31,                 Nine months ended March 31,
                                                      ----------------------------------        ----------------------------------
                                                           2004                 2005                 2004                 2005
                                                      -------------        -------------        -------------        -------------
REVENUES:

    Product sales and rentals                         $      10,000        $     150,000        $      45,000        $     377,000
    Grants and other                                        406,000              102,000            1,047,000              436,000
                                                      -------------        -------------        -------------        -------------
       Total revenues                                       416,000              252,000            1,092,000              813,000
                                                      -------------        -------------        -------------        -------------

COSTS AND EXPENSES:
    Cost of product sales and rentals                         5,000               77,000               22,000              131,000
    Cost of product sales and rentals - provision
      for obsolete and excess inventory                          --                9,000              253,000                9,000
    Research and development                              1,660,000            2,095,000            4,471,000            5,258,000
    Selling, general and administrative                   1,279,000            1,624,000            4,200,000            4,227,000
                                                      -------------        -------------        -------------        -------------
       Total costs and expenses                           2,944,000            3,805,000            8,946,000            9,625,000
                                                      -------------        -------------        -------------        -------------

OTHER INCOME                                                 28,000              204,000              113,000              361,000
                                                      -------------        -------------        -------------        -------------

NET LOSS                                              $  (2,500,000)       $  (3,349,000)       $  (7,741,000)       $  (8,451,000)
                                                      =============        =============        =============        =============


NET LOSS PER COMMON SHARE
    (Basic and Diluted)                               $        (.03)       $        (.03)       $        (.11)       $        (.09)
                                                      =============        =============        =============        =============


Weighted average number of common shares
 outstanding                                             72,204,000          100,140,000           71,384,000           90,719,000
                                                      =============        =============        =============        =============


CONSOLIDATED BALANCE SHEET DATA:

                                                          June 30,          March 31,
                                                            2004              2005
                                                        -----------       -----------
ASSETS
    Cash and investments                                $16,926,000       $35,435,000
    Other current assets                                    906,000           956,000
    Property, net                                           334,000           614,000
                                                        -----------       -----------
       Total assets                                     $18,166,000       $37,005,000
                                                        ===========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities                                 $   558,000       $   801,000
    Shareholders' equity                                 17,608,000        36,204,000
                                                        -----------       -----------
       Total liabilities and shareholders' equity       $18,166,000       $37,005,000
                                                        ===========       ===========


                                       ###